Exhibit 23.2

PROMISSORY NOTE

May 17, 2013	$15,000.00

FOR VALUE RECEIVED the undersigned, jointly and severally, promise to pay to  Danny Aaron or order, the principal sum of   Fifteen Thousand Dollars ($15,000.00), without interest, payable in lawful money of the United States, at the office of Danny Aaron or at such other place as the legal holder hereof may designate in writing.  It is understood and agreed that additional amounts may be advanced by the holder hereof as provided in the above specified rate of interest from the date of advance until paid. The principal and interest shall be due and payable as follows:

In the event of default in payment of any installment of principal or interest hereof or default under the terms of any instrument securing this note, and if the default is not made good within fifteen (15) days, the holder may, without notice, declare the remainder of the debt at once due and payable.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.  The principal of this note and any part thereof, and accrued interest, if any, shall bear interest at the rate of eight per cent (8%) per annum after default until paid.

All parties to this note, whether principal, surety, guarantor or endorsers, hereby waive presentment for payment, demand, protest and notice of dishonor, and all defenses on the ground of extension of time for the payment hereof, which may be given by the holder of the note to them or either of them, or to anyone who has assumed  the payment of this note.

Upon default the holder of this note may employ an attorney to enforce the holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this note hereby agree to pay to the holder the sum of fifteen (15%) per cent of the outstanding balance owing on said note for reasonable attorneys' fees, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

This note is to be governed and construed in accordance with the laws of the State of Nevada.

IN TESTIMONY WHEREOF, each maker has hereunto set his hand the day and year first above written

Oro Capital Corporation

/s/ Danny Aaron
     Danny Aaron, CEO